Exhibit 99.1

Redhook Ale Brewery Finalizes Agreements with Widmer Brothers Brewing,
               Craft Brands Alliance and Anheuser-Busch

    SEATTLE--(BUSINESS WIRE)--July 1, 2004--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced that it has entered into definitive agreements with Widmer Brothers Brewing Company with respect to the operation of Craft Brands Alliance LLC ("Craft Brands"). Redhook and Widmer have established Craft Brands to advertise, market, sell and distribute each company's products in the western United States. Craft Brands will be immediately operational.
    Redhook also announced that it has completed the restructuring of its ongoing relationship with Anheuser-Busch, Inc. ("ABI"). Redhook has issued 1,808,243 shares of common stock to ABI in exchange for 1,289,872 shares of Series B Preferred Stock held by ABI. The Series B Preferred Stock, reflected in Redhook's first quarter 2004 balance sheet at approximately $16.3 million, has been cancelled. The exchange has increased ABI's ownership of Redhook from 29.8% to approximately 33.8%. Additionally, Redhook will pay $2.0 million to ABI prior to December 1, 2004. Redhook has also entered into a new distribution agreement with Anheuser-Busch which will expire on December 31, 2024, subject to the one-time right of Anheuser-Busch to terminate the distribution agreement on December 31, 2014. The new distribution agreement provides for the distribution of Redhook's products in the Midwest and eastern United States and includes an increase in certain fees Redhook will pay to ABI in connection with sales through the distribution alliance.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company currently distributes its products through a network of third-party wholesale distributors and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.

    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             Anne Mueller, 425-483-3232, ext. 115